EXHIBIT 99.1

Dayton, OH August 4, 2003

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 4, 2003

MTC TECHNOLOGIES, INC. TO APPOINT DAVID GUTRIDGE AS CHIEF EXECUTIVE OFFICER

Dayton, OH, August 4, 2003—MTC Technologies, Inc. (NASD: MTCT) announced today that its board of directors has accepted the resignation of Michael W. Solley, MTCT’s President and Chief Executive Officer, effective October 3, 2003. Mr. Solley will be leaving his position as President and CEO as well as his membership on MTCT’s board of directors. David Gutridge, 56, MTCT Executive Vice President and Chief Financial Officer, will replace Mr. Solley as Chief Executive Officer, upon Mr. Solley’s departure.

In his statement, Rajesh Soin, Founder and Chairman of the Board, said, “Michael was elevated to the position of Chief Executive Officer in May 2002 and made a great contribution in guiding our company through its initial public offering process and our first year of being a publicly traded company. We truly appreciate his hard work on behalf of our company. We will strive to continue the high ethical and leadership standards he has engrained in the organization. We wish him the best in his future pursuits.”

Mr. Solley indicated that he was departing to pursue other interests and stated: “I am proud of MTCT’s accomplishments, and the role that I have played in its success. I was pleased with the results of our initial public offering and the progress that we have made in the time since then. I have great confidence in the Company’s business pipeline and growth opportunities in the future. MTCT has a very talented and dedicated team in place, and I think that this is the right time for me to move on.”

Mr. Soin added: “While we are disappointed to lose a person of Michael’s caliber, we are delighted to appoint David Gutridge to the position of Chief Executive Officer. He has extensive experience in managing large publicly traded companies and has also held various executive management positions with MTCT and its affiliates. Prior to joining MTCT, Mr. Gutridge served in a variety of senior management positions, including President and COO with Dayco Corporation/Day International, a multi-national, Fortune 500 Company. His long-term knowledge of the company, coupled with his public company experience makes David Gutridge an outstanding choice for our new Chief Executive Officer.”

“I am excited by the opportunity to work with this great MTCT team in a new position,” said Gutridge. “We have assembled a tremendously talented and hard working group and I look forward to working with them to build significantly on the great track record that already has been established.”

The MTCT board of directors will commence a search for a new Chief Financial Officer.

MTCT, through its wholly owned subsidiaries, provides engineering, technical and management services to the Federal Government and employs approximately 1,100 people in over 20 locations. MTCT’s principal subsidiary, Modern Technologies Corp., was founded in 1984 and, together with MTCT, is headquartered in Dayton, OH. MTCT is a Nasdaq listed company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST contract, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options undercontracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTCT. These statements reflect the Company’s Current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTCT, visit the website at www.mtctechnologies.com.

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:	AT FRB / WEBER SHANDWICK:
David Gutridge	Analyst Inquiries:
EVP & Chief Financial Officer	Lisa Fortuna
937/252-919	312/640-6779
david.gutridge@mtctechnologies.com	lfortuna@webershandwick.com